Exhibit 23.2

CONSENT OF LEONARD, STREET AND DEINARD PROFESSIONAL ASSOCIATION

We hereby consent to being named as counsel to NorthWestern Corporation in its Pre-Effective Amendment No. 1 to Registration Statement No. 333-140959 on Form S-4 (the “Registration Statement”), to the references therein to our firm under the caption “Legal Matters,” and to the inclusion of this consent as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

LEONARD, STREET AND DEINARD

Professional Association

/s/ Mark S. Weitz

Minneapolis, Minnesota

April 9, 2007